Exhibit 99.1

NEWS RELEASE

Golden Queen Announces First Gold Pour

VANCOUVER, BRITISH COLUMBIA – March 1, 2016 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) is pleased to announce it has poured its first gold bar at its 50%-owned Soledad Mountain gold-silver project (the “Project”) located south of Mojave, California.

‘Leaching of stacked ore has been ongoing since early February.  Initial flow rates and ore porosity have been very good.  We have started the Merrill-Crowe plant and are now in a position to pour doré’ reported Robert C. Walish, Jr., Chief Operating Officer.

Thomas M. Clay, Chairman and Interim Chief Executive Officer, commented, ‘Today we celebrate the hard work and determination of many long time supporters. The first gold pour is a remarkable milestone signifying the Company’s transition to a gold producer. We would like to sincerely thank all of our shareholders and stakeholders in supporting the development of the project, including our Board of Directors, management team, employees, and contractors. We are proud of what we have accomplished over the past 30 years and are excited to move closer to entering full production as a gold company in California.’

Additional photos of this exciting milestone can be viewed on our redesigned website at:

http://www.goldenqueen.com/project/photo-gallery

Inaugural gold pour at Soledad Mountain

About Golden Queen Mining Co. Ltd.:

The Company is an emerging gold and silver producer with their open pit, heap leach operation on its 50%-owned Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: The information in this news release includes certain "forward-looking statements". All statements in this news release, other than statements of historical fact, including, without limitation, plans for and intentions with respect to activities on the Project including expectations related to proceeding with full gold production, are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from statements in this news release regarding our intentions include, without limitation, risks and uncertainties regarding: accidents, equipment breakdowns; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical, or operational factors; that current early production stage results, including flow rates and ore quality, are indicative of results over time; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2014. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made.